Exhibit 10.41

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

Letter of Payment Authorization

September 19, 2012

Gary Hattersley, Ph.D.

Vice President, Biology

RADIUS HEALTH, INC.

5th Floor

300 Technology Square

Cambridge, MA 02139

United States

Dear Gary,

We thank you for your interest in Charles River and hope the attached proposal meets with your approval. For your convenience, we have provided the following summary of the title and price of the study and/or study components under discussion. If you would like us to proceed with animal orders and resource allocation please sign and date the authorization line below. This price is valid for 60 days, but may be modified by mutual agreement if changes to the scope of work are made.

Authorization Initials	Study Number and Title	Price
Study Number TBD
Blood Sample Collection From Female Cynomolgus Monkeys Following a Single Subcutaneous Dose or Transdermal Patch Dose of BA058

	Study Price:	$	[*]
	Animal Cost:	$	[*]

	Total Price:	$	[*]
	Total Price less [*]% MPM discount:		$70,488

In order to minimize the impact of study delays and cancellations for all sponsors, Charles River allocates resources at the time a signed Letter of Payment Authorization is received.  Please note that scheduling is not considered confirmed until a signed copy of this document is received.  By providing authorization via signature below, you will allow us to confirm a schedule for each authorized study. Your signature further constitutes acceptance of the price and payment schedule.

Payment Schedule for Studies No. 20033374

The payment schedule for this study is as follows:

•    50%        Due upon Payment Authorization*

•    40%        Due upon Study Initiation

•    10%        Due upon Submission of Draft Report

*Invoice(s) will be sent no more than 60 days prior to scheduled Animal Arrival/Commencement of Work

Based upon the current scope of work, we would propose to initiate the work on Q4, 2012.  Prior to receipt of this signed Letter of Payment Authorization this initiation date may be lost to another study vying for the same resources.

We understand that occasionally you may request to delay or to cancel a study due to unforeseen circumstances.  Charles River will make every commercially reasonable effort to accommodate requested schedule changes.  However, as significant costs are incurred related to study initiation, cancellation/delay fees will apply in proportion to the number of days’ notice given (please see attached Cancellation and Delay Policy).  Cancellation/delay fees may be assessed separately for each postponement prior to the study being cancelled or initiated.  The Cancellation and Delay Policy becomes effective upon execution of this Letter of Payment Authorization.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Charles River shall perform these services in accordance with the services agreement (the “Agreement”) executed between Charles River and RADIUS HEALTH, INC.  Once fully executed, this Letter of Payment Authorization shall be incorporated into and made part of the Agreement.

STUDY MATERIAL STORAGE/ARCHIVES.  After dispatch of the draft report, all raw data, samples/specimens (except for those sent to Sponsor or Sponsor designated laboratory and resultant data which are the responsibility of Sponsor) and documents generated at Charles River during this study, together with the original copy of the protocol (including amendments) and the draft report, will be retained in the secure storage area of Charles River for one (1) year at no charge.  After this one (1) year period, Sponsor will be contacted prior to the end of the year to authorize continued storage or return to Sponsor, at additional cost.  At finalisation, the final report and any stored materials will be transferred to the scientific archives of Charles River.  Subsequently, storage details will be documented in the raw data.

Any additional storage, archiving or retention will require an Extended Archiving Agreement.

REPEAT OF SAMPLE ANALYSIS.  If applicable for studies involving bioanalytical sample analysis, the parties agree that as of commencement of work, in some instances, repeat of sample analysis will be required.  Consequently, the price per sample analysis/occasion will apply to any additional repeats requested by the Sponsor, as well as any samples above the analytical range, which require dilution.

SHIPMENT OF TEST ARTICLES.  Sponsor and Charles River agree that all costs associated with shipping test article to Charles River shall be the responsibility of the Sponsor.  Charles River shall not be responsible for any direct or indirect damages sustained by the Sponsor resulting from any loss, destruction or damage to the test article(s).

In the event of a conflict between the terms set forth in this Letter of Payment Authorization and the Agreement, the terms of the Master Service Agreement shall control, unless specifically agreed upon to the contrary in this letter.

Please sign and return this document via facsimile or email (contact information below).  Should you have any questions or require any additional information, please do not hesitate to call me.  We look forward to being of service.

Best regards,

/s/ Kristie Ulm	/s/ B. Nicholas Harvey
Kristie Ulm Manager, Client Services	Authorized Sponsor Representative
Charles River Laboratories, Inc. Phone: 775.682.2366	B. Nicholas Harvey, Chief Financial Officer
Fax: 775.682.2100 E-mail: kristie.ulm@crl.com	Print (Name and Title)

19-Sep-2012	24-Sep-2012
Date	Date

If a PO is required, please submit PO with Letter of Payment Authorization or fax to 775.682.2100.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Title:	Blood Sample Collection From Female Cynomolgus Monkeys Following a Single Subcutaneous Dose or Transdermal Patch Dose of BA058

Study Number:	20033374

Compliance:	Non-GLP

Species/Strain:	Cynomolgus monkey

Dose Formulation Preparation (assumes basic dose preparation):	Once (SC dose) Transdermal patches will be used as provided

Dose Formulation Analysis:	Not applicable

Dosing Regimen:	Single dose, 3/4 day washout between each dose

Route of Administration:	Subcutaneous and transdermal patch

Test System:			Test Item	Dose	Main Study
	Group	Phase	Formulation	(mg/kg/day)	Females
		1	SC dose	TBD
		2	TD patch 1(a)	TBD
	1	3	TD patch 2(a)	TBD	16
		4	TD patch 3(a)	TBD
		5	TD patch 4(a)	TBD

(a) patches are applied for 5 minutes only

Total Population:	16 females (plus 1 spare) -4 kg plus required

Source:	Mauritius

Mortality/Moribundity:	Twice daily as required.

Body Weight:	Once pretreatment.

Reactions To Treatment:	Following each dose, including Draize scoring of injection site or application site, predose, 1 h post dose, 24 h post dose.

Blood Sampling: (8 animals/timepoint, except predose -all 16 animals bled) Each animal will be bled a maximum of 16 times.

Blood sample volume per timepoint – 2.5 mL

Predose (first dose only), 5 min, 15 min, 30 min, 1, 1.5 and 2 hours post dose (or post application of patch), collected from 8 females/time point/dosing occasion for a total of 256 samples.

Plasma will be prepared by centrifugation and stored frozen (-80[o]C)

Sample shipment:	Plasma samples will be sent to the Sponsor’s preferred laboratory for analysis. Results will be reported separately by the Sponsor.

Terminal Procedures:	Animals will be released to the Testing Facility upon completion of the study ~day 20

Non-audited Summary Report:	Unaudited summary report issued ~1 week from final study procedure.

Archiving:	Study related materials will be discarded 6 months following final study procedure.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.